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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported)
                                  July 31, 2003

                             LDM Technologies, Inc.
             (Exact name of registrant as specified in its charter)

         Michigan                   333-21819                38-2690171
         --------                   ---------                ----------
(State or other jurisdiction       (Commission             (I.R.S. Employer
     of incorporation)             File Number)           Identification No.)

            2500 Executive Hills Drive, Auburn Hills, Michigan 48326
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (248) 858-2800



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Item 2. Initial Public Offering, Sunningdale Precision Industries LTD

On July 31, 2003, an equity investee of LDM Technologies, Inc. (the "Company" or "LDM"), Sunningdale Precision Industries LTD ("Sunningdale"), completed an initial public offering on the Singapore Securities Exchange. Additional shares issued as part of the public offering caused LDM's equity holdings to be diluted from ownership of 22% to 16% of Sunningdale.

The initial trading price approximated $0.18 per share. At the time of the initial public offering, LDM held approximately 53.1 million shares of Sunningdale with an initial market value of $9.7 million. At the time of the initial public offering, LDM carried the investment in Sunningdale on its balance sheet at $7.6 million.

On August 13, 2003, LDM received approximately $580 thousand from the sale of
3.3 million shares of Sunningdale. The gain associated with this sale is immaterial. LDM may not sell any of its remaining 49.8 million shares of Sunningdale until at least January of 2004.

LDM has no intention of increasing its equity position in Sunningdale above that currently held. As a result of these changes, LDM does not exercise significant influence over Sunningdale's operating and financial policies. Accordingly, the investment in Sunningdale will be treated as an available for sale security, with unrealized gains or losses in market value recorded as a component of other comprehensive income in LDM's stockholders' equity.

For further detail regarding Sunningdale refer to footnote 12 of the Company's 10-K for its fiscal year ended September 29, 2002.






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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       LDM TECHNOLOGIES, INC.


                                       By:  /s/ G. E. Borushko
                                       -----------------------------------
                                            Gary E. Borushko
                                            Chief Financial Officer

                                            /s/ B. N. Frederick
                                       -----------------------------------
                                            Bradley N. Frederick
                                            Chief Accounting Officer

                                            Date:  August 15, 2003




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